UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report : April 25, 2014

“Creating Wealth Together”

CN RESOURCES INC.
(Exact name of registrant as specified in its charter)
_____________________

Nevada	333-167804	N/A
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
_____________________
255 Duncan Mill Road, Suite 203 Toronto, Ontario, Canada M3B 3H9
(Address of principal executive offices, including zip code)

416-510-2991
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4 (c ))

Item 1.01 Entry into a Material Definitive Agreement

On April 25, 2014, CN Resources Inc. (the ‘Company’) became a party to the Stock Purchase Agreement (the ‘Agreement’) between Shanghai Yuankai Group Co., Ltd. (the ‘Purchaser’) and Oliver Xing (the ‘Seller’). The Agreement states that:  (i) the Purchaser will purchase from the Seller 14 million restricted stcoks from the Seller for a price of $0.15 per share; (ii) the Company will increase its Board of Directors to three persons and the Purchaser will be entitled to nominee two individuals to the Board of Directors; (iii) in the event that the Company decides to  raise additional capital, the Purchaser and Seller will commit to further subscribe for $5 million and $1 million, respectively, of the Company’s shares from treasury at a price and terms determined by the Board of Directors; (iv) the Purchaser acquired the restricted shares for its own account and is for investment purpose only.

Item 5.01 Change in Control of Registrant

As a result of the consummation of the Stock Purchase Agreement, the Control of the Registrant is changed to Shanghai Yuankai Group Co., Ltd.  which is ultimately owned by Mr. Congkai Li. The Change in Control is obtained by the Purchaser acquired from the Seller 14 million restricted shares of the Company as described in item 1.01, representing 53.64% of total issued and outstanding shares of the Company. The acquisition is for the Purchaser’s own account, for investment purpose only and is funded from the Purchaser’s own account. There is no other agreement, arrangement or understanding between the new control person and previous control person other than disclosed in item 1.01 above.

Item 9.01 Exhibits

10.1	The Stock Purchase Agreement

SIGNATURE

CN Resources Inc.

Date: April 28, 2014	By:	/s/ Oliver Xing
Oliver Xing
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary/Treasurer and sole member of the Board of Directors